Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG FOURTH QUARTER AND RECORD FY2015 RESULTS

PROVIDES FY2016 GUIDANCE

•	Fourth quarter diluted EPS of $0.56 was 4% higher than prior year of $0.54.
•	Full year adjusted diluted EPS of $2.32 was 7% higher than prior year of $2.16.
•	Fourth quarter sales of $464.9 million were 0.7% higher than last year in constant currency and FY2015 sales were 3.6% higher in constant currency over FY2014.
•	FY2015 adjusted operating income of $332.4 million (17.9% of sales) compared to $311.8 million (16.8% of sales) in FY2014
•	FY2016 guidance: Sales $1.97 to $2.07 billion. Adjusted diluted EPS of $2.44 to $2.56.

See Table C for reconciliation of GAAP and Non-GAAP operating income and net income

	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2015	2014	% Change	2015	2014	% Change

Net Sales	$464.9	$471.8	-1.5%	$1,861.2	$1,855.5	0.3%
Net sales change in constant currency			0.7%			3.6%
Operating Income	81.2	77.1	5.3%	332.4	305.8	8.7%
Net Income	53.9	52.9	1.9%	237.2	209.4	13.3%
Diluted net income per common share	$0.56	$0.54	3.7%	$2.44	$2.12	15.1%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$81.2	$77.1	5.3%	$332.4	$311.8	6.6%
As a % of sales	17.5%	16.3%		17.9%	16.8%
Adjusted Net Income (Table C)	53.9	52.9	1.9%	225.6	213.6	5.6%
Adjusted diluted net income per share	$0.56	$0.54	3.7%	$2.32	$2.16	7.4%

STAMFORD, CT. January 21, 2016 – Hexcel Corporation (NYSE: HXL), today reported strong results for the fourth quarter of 2015 with diluted EPS of $0.56 on net sales of $464.9 million.  For the full year, the Company reported adjusted diluted EPS of $2.32 on net sales of $1,861.2 million.

Chairman, CEO and President Nick Stanage commented, “Hexcel delivered another strong quarter to end the year with record sales, operating income and margin, net income and EPS. We are particularly pleased that our operations generated $301 million of cash in 2015, which funded capital expenditures for continued capacity expansion to support our strong growth.”

Full year adjusted diluted EPS was just above the midpoint of our last full year 2015 guidance. For the year, total sales increased 3.6% in constant currency, with our adjusted operating income at 17.9% of sales (16.8% of sales in 2014), and adjusted EPS was 7.4% higher than in 2014.

Commercial aerospace sales now account for nearly 70% of our total sales, and were about 8% higher than last year in constant currency led by the ramp-up of the A350 XWB.

Looking ahead, Mr. Stanage said, “As outlined below in our 2016 guidance, we are expecting 8.5% sales growth this year. This will primarily come from new commercial aerospace programs led by the A350 XWB and A320neo, as well as about 2% of the sales growth coming from the recently announced acquisition of Formax. The company’s focus in 2016 remains driving manufacturing throughput, capacity expansion and superior execution for the substantial production ramp up of new programs, led by commercial aerospace.”

Markets

Commercial Aerospace

•

Commercial Aerospace sales of $326.4 million increased 6.2% (7.0% in constant currency) for the quarter as compared to the fourth quarter of 2014. Revenues attributed to new aircraft programs (B787, A350 XWB, A320neo and B737 MAX) increased more than 40% over the same period last year with the A350 XWB and A320neo shipments leading the growth. Sales for Airbus and Boeing legacy aircraft declined modestly compared to the fourth quarter of 2014. For the full year 2015, new program sales increased about 40%, and Airbus and Boeing legacy aircraft decreased approximately 5% driven by declines in legacy wide-body production.

Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about 15% lower than the fourth quarter of 2014 in constant currency and just above the third quarter of 2015.  For the full year, constant currency sales were about the same as in 2014, in line with our expectations.

Space & Defense

•

Fourth quarter Space & Defense sales of $83.1 million were 16.6% lower (14.0% in constant currency) than the record fourth quarter of 2014, but up 7.5% sequentially from the third quarter. For the year, constant currency sales were 7% lower than 2014 with the decline coming from rotorcraft sales. Rotorcraft now accounts for about 55% of Space & Defense sales, with about 85% coming from military sales. The decline in 2015 was across all regions and includes a 25% decline in commercial rotorcraft. For all of Space & Defense sales, our top 10 programs account for about 55% of total Space & Defense sales and in aggregate are slightly higher for the quarter and the full year of 2015 than for the comparable 2014 periods. Hexcel participates in a wide range of programs, in the U.S., Europe and Asia, including rotorcraft, transport, fixed wing and satellite programs.

Industrial

•

Total Industrial sales of $55.4 million for the fourth quarter of 2015 were 14.5% lower (7.8% lower in constant currency) than the fourth quarter of 2014. Wind energy sales were about the same in constant currency as compared to the comparable period in 2014. The rest of the Industrial sales were down more than 15% as compared to the fourth quarter of 2014, driven by lower recreation and other industrial sales. For the year, Industrial sales were about the same in constant currency as compared to 2014, including the wind submarket which was also stable compared to 2014. The rest of the Industrial sales were about 2% lower than 2014 in constant currency.

Operations

•

Gross margin for the fourth quarter of 2015 was 27.5% as compared to 27.2% in 2014. For the year, gross margin was 28.6% as compared to 27.4% in 2014. Exchange rates contributed about 55 basis points to the 120 basis points improved performance for the full year as compared to 2014. Selling, General and Administrative expenses for the year were $156.1 million or 4.7% higher than 2014 (about 8% in constant currency), reflecting added infrastructure to support growth including implementing our new ERP platform and other systems. Our full year 2015 information technology expenses were nearly $10 million higher than the amount incurred in 2014. We have now completed the installation of a company-wide ERP system which will be an integral part of our continuous efforts to improve efficiencies and to help us deliver the continuing growth. For the year, Research and Technology expenses were $44.3 million as compared to $47.9 million in 2014, though on a constant currency basis the expenses were about the same as 2014. We expect the Research and Technology spending to increase in 2016 as we increase our efforts on new product and process developments to support our growth and productivity initiatives.

•

Adjusted operating income for the fourth quarter was $81.2 million or 17.5% of sales as compared to $77.1 million or 16.3% of sales in the fourth quarter of 2014. Adjusted operating income for 2015 was $332.4 million or 17.9% of sales as compared to $311.8 million or 16.8% of sales in 2014. There was about 90 basis points impact from exchange rates on our operating income margin percentage for the full year 2015 as compared to 2014.

Cash and other

•

The tax provision was $22.4 million for the fourth quarter of 2015 resulting in an effective tax rate of 29.5%. The quarter benefitted from the extension in December of the U.S. Research & Development tax credits for 2015. Excluding this benefit, our tax rate would have been 30.7%. The tax rate for the full year 2015 was 26.1% as the first quarter results include an $11.6 million benefit related to the release of reserves for uncertain tax positions as well as other discrete benefits recorded during the year. Excluding the impact of all discrete items, adjusted effective tax rates for 2015 and 2014 would have been 30.9% and 30.6%, respectively.

•

In 2015, Hexcel used $4 million of free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) versus generating $58 million in 2014, primarily reflecting higher capital expenditures (cash used for capital expenditures was $305 million in 2015 as compared to $260 million in 2014) and an increase in working capital, partially offset by higher earnings.

•

During the year, the Company used $146 million to repurchase shares of its common stock ($46 million in the fourth quarter) and $38 million for payment of dividends. As of December 31, 2015, there is $204 million remaining under the authorized share repurchase program. Total debt, net of cash as of December 31, 2015, was $525 million, an increase of $180 million from December 31, 2014.
•	As announced today, the Board of Directors declared a $0.10 quarterly dividend. The dividend will be payable to stockholders of record as of February 5, 2016, with a payment date of February 12, 2016.

2016 Guidance

•	Sales of $1.970-$2.070 billion
•	Adjusted diluted earnings per share of $2.44 to $2.56
•	Free cash flow of $20-$60 million, with the typical use of cash in the first quarter
•	Accrual basis capital expenditures of $280-$320 million

In 2016, we expect sales growth of 8%-10% in Commercial Aerospace, which comprised 69% of our 2015 sales. This growth will come primarily from the A350 XWB program, which contains $5 million of our materials per aircraft, and the A320neo which achieved its first customer delivery yesterday. Regional and business aircraft sales (which account for about 13% of commercial aerospace sales in 2015) are expected to increase mid-single digits in 2016.

We expect Space & Defense sales (comprising 18% of 2015 sales) to remain stable in 2016. Overall rotorcraft sales are also expected to remain stable at about 55% of Space & Defense sales. In the Industrial markets (comprising 13% of total 2015 Hexcel sales), the Company anticipates 10%-15% growth in 2016, driven by the recently announced Formax acquisition.

We expect an $18 million increase in depreciation expense as we expand capacity to support our growth. Due to the timing of when we record stock compensation expense and the expected start-up of new equipment, we expect the operating income margin to be lower in the first quarter than the remaining quarters in 2016.

Hexcel’s 2016 effective tax rate is estimated at 30.5%. The Company expects a $25-$30 million increase in cash taxes due to higher income and payment of previously deferred amounts.

Diluted earnings per share is based on the current share count of about 96 million shares, and we expect to at least repurchase sufficient shares to offset dilution from equity programs.

Free cash flow for 2016 is expected to be $20 to $60 million, as we expect cash from operations to more than cover our capital expenditures requirements for growth.

2020 Target Update

We also reaffirm our 2020 targets of sales of $3 billion, EPS of $4.50 and to generate $1 billion of free cash flow from 2015 to 2019.

*****

Hexcel will host a conference call at 10:00 a.m. ET, tomorrow, January 22, 2016 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2454 and the confirmation code is 9340241.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2016 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries Condensed Consolidated Statements of Operations
	Unaudited
	Quarter Ended December 31,	Year Ended December 31,
(In millions, except per share data)	2015	2014	2015	2014
Net sales	$464.9	$471.8	$1,861.2	$1,855.5
Cost of sales	337.1	343.3	1,328.4	1,346.7

Gross margin	127.8	128.5	532.8	508.8
% Gross margin	27.5%	27.2%	28.6%	27.4%

Selling, general and administrative expenses	35.8	38.1	156.1	149.1
Research and technology expenses	10.8	13.3	44.3	47.9
Other operating expense (a)	—	—	—	6.0

Operating income	81.2	77.1	332.4	305.8

Interest expense, net	5.2	2.1	14.2	8.0
Non-operating expense (b)	—	—	—	0.5

Income before income taxes and equity in earnings from affiliated companies	76.0	75.0	318.2	297.3
Provision for income taxes	22.4	22.4	83.0	89.3

Income before equity in earnings from affiliated companies	53.6	52.6	235.2	208.0
Equity in earnings from affiliated companies	0.3	0.3	2.0	1.4

Net income	$53.9	$52.9	$237.2	$209.4

Basic net income per common share:	$0.57	$0.55	$2.48	$2.16

Diluted net income per common share:	$0.56	$0.54	$2.44	$2.12

Weighted-average common shares:

Basic	94.4	95.6	95.8	96.8
Diluted	95.8	97.5	97.2	98.7

(a)	Other operating expense for the year ended December 31, 2014 reflects an increase in environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.
(b)	Non-operating expense is the accelerated amortization of deferred financing costs related to refinancing our credit facility in September 2014.

Hexcel Corporation and Subsidiaries Condensed Consolidated Balance Sheets
	Unaudited
(In millions)	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$51.8	$70.9
Accounts receivable, net	234.0	233.5
Inventories	307.2	290.1
Prepaid expenses and other current assets	40.8	87.2
Total current assets	633.8	681.7

Property, plant and equipment	2,099.4	1,868.7
Less accumulated depreciation	(673.8)	(630.5)
Property, plant and equipment, net	1,425.6	1,238.2

Goodwill and other intangible assets, net	58.9	59.8
Investments in affiliated companies	30.4	34.2
Other assets	38.7	22.5
Total assets	$2,187.4	$2,036.4

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$—	$1.3
Accounts payable	148.9	175.0
Accrued liabilities	143.7	134.3
Total current liabilities	292.6	310.6

Long-term debt	576.5	415.0
Other non-current liabilities	138.7	160.9
Total liabilities	1,007.8	886.5

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 106.0 shares issued at December 31, 2015 and 104.8 shares issued at December 31, 2014	1.1	1.0
Additional paid-in capital	715.8	678.5
Retained earnings	1,044.4	845.5
Accumulated other comprehensive (loss) income	(123.9)	(69.7)
	1,637.4	1,455.3
Less – Treasury stock, at cost, 12.5 and 9.3 shares at December 31, 2015 and December 31, 2014, respectively.	(457.8)	(305.4)
Total stockholders' equity	1,179.6	1,149.9
Total liabilities and stockholders' equity	$2,187.4	$2,036.4

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Year to Date Ended December 31,
(In millions)	2015	2014

Cash flows from operating activities
Net income	$237.2	$209.4

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	76.4	71.2
Amortization of deferred financing costs	1.1	1.6
Deferred income taxes	53.2	39.7
Equity in earnings from affiliated companies	(2.0)	(1.4)
Stock-based compensation expense	17.9	17.2
Excess tax benefits on stock-based compensation	(9.2)	(5.8)

Changes in assets and liabilities:
(Increase) in accounts receivable	(18.4)	(15.4)
(Increase) in inventories	(25.0)	(38.8)
(Increase) decrease in prepaid expenses and other current assets	(2.9)	4.1
(Decrease) increase in accounts payable/accrued liabilities	(11.6)	40.1
(Increase) in non-current assets	(10.4)	(0.8)
Other – net	(5.3)	(3.1)
Net cash provided by operating activities (a)	301.0	318.0

Cash flows from investing activities
Capital expenditures (b)	(305.3)	(260.1)
Investments in affiliated companies	—	(10.3)
Net cash used in investing activities	(305.3)	(270.4)

Cash flows from financing activities
Issuance of senior notes	300.0	481.0
Borrowings from previous senior secured credit facility	—	189.0
Repayment of previous senior secured credit facility	—	(481.0)
Repayment of senior unsecured credit facility	(135.0)	(66.0)
Repayments of other debt, net	(1.2)	(1.7)
Issuance costs related to senior credit facilities	(3.6)	(1.4)
Dividends paid on common stock	(38.3)	—
Stock repurchases	(146.1)	(160.0)
Activity under stock plans	13.3	3.2
Net cash used in financing activities	(10.9)	(36.9)

Effect of exchange rate changes on cash and cash equivalents	(3.9)	(5.3)
Net increase in cash and cash equivalents	(19.1)	5.4
Cash and cash equivalents at beginning of period	70.9	65.5
Cash and cash equivalents at end of period	$51.8	$70.9

Supplemental Data:
Free cash flow (a)+(b)	$(4.3)	$57.9
Cash interest paid	9.8	8.1
Cash taxes paid	40.8	27.5
Accrual basis additions to property, plant and equipment	$289.0	$270.2

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2015 and 2014				(Unaudited)	Table A
(In millions)	As Reported			Constant Currency (a)
Market	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$326.4	$307.4	6.2	$(2.4)	$305.0	7.0
Space & Defense	83.1	99.6	(16.6)	(3.0)	96.6	(14.0)
Industrial	55.4	64.8	(14.5)	(4.7)	60.1	(7.8)
Consolidated Total	$464.9	$471.8	(1.5)	$(10.1)	$461.7	0.7
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.2	65.2			66.1
Space & Defense	17.9	21.1			20.9
Industrial	11.9	13.7			13.0
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2015 and 2014				(Unaudited)
(In millions)	As Reported			Constant Currency (a)
Market	2015	2014	B/(W) %	FX Effect (b)	2014	B/(W) %
Commercial Aerospace	$1,285.9	$1,215.3	5.8	$(20.1)	$1,195.2	7.6
Space & Defense	337.3	375.8	(10.2)	(13.3)	362.5	(7.0)
Industrial	238.0	264.4	(10.0)	(25.0)	239.4	(0.6)
Consolidated Total	$1,861.2	$1,855.5	0.3	$(58.4)	$1,797.1	3.6
Consolidated % of Net Sales	%	%			%
Commercial Aerospace	69.1	65.5			66.5
Space & Defense	18.1	20.3			20.2
Industrial	12.8	14.2			13.3
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2014 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2015 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information			(Unaudited)	Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2015
Net sales to external customers	$370.4	$94.5	$—	$464.9
Intersegment sales	14.2	8.4	(22.6)	—
Total sales	384.6	102.9	(22.6)	464.9
Operating income (loss)	81.7	12.5	(13.0)	81.2
% Operating margin	21.2%	12.1%		17.5%

Depreciation and amortization	18.3	1.6	—	19.9
Stock-based compensation expense	1.1	0.2	1.4	2.7
Accrual based additions to capital expenditures	59.2	2.0	—	61.2

Fourth Quarter 2014
Net sales to external customers	$360.1	$111.7	$—	$471.8
Intersegment sales	13.6	0.8	(14.4)	—
Total sales	373.7	112.5	(14.4)	471.8
Operating income (loss)	78.7	16.3	(17.9)	77.1
% Operating margin	21.1%	14.4%		16.3%

Depreciation and amortization	17.2	1.4	—	18.6
Stock-based compensation expense	1.1	0.2	1.9	3.2
Accrual based additions to capital expenditures	86.7	4.3	—	91.0

Full Year 2015
Net sales to external customers	$1,458.7	$402.5	$—	$1,861.2
Intersegment sales	70.4	8.5	(78.9)	—
Total sales	1,529.1	411.0	(78.9)	1,861.2
Operating income (loss)	336.2	55.8	(59.6)	332.4
% Operating margin	22.0%	13.6%		17.9%

Depreciation and amortization	70.0	6.1	0.3	76.4
Stock-based compensation expense	6.5	1.0	10.4	17.9
Accrual based additions to capital expenditures	276.0	13.0	—	289.0

Full Year 2014
Net sales to external customers	$1,420.9	$434.6	$—	$1,855.5
Intersegment sales	66.7	1.8	(68.5)	—
Total sales	1,487.6	436.4	(68.5)	1,855.5
Operating income (loss)	308.8	67.0	(70.0)	305.8
% Operating margin	20.8%	15.3%		16.5%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	65.5	5.5	0.2	71.2
Stock-based compensation expense	5.4	1.1	10.7	17.2
Accrual based additions to capital expenditures	260.1	10.1	—	270.2
(a)	We do not allocate corporate expenses to the operating segments.
(b)	Corporate and other for the year ended December 31, 2014 includes a $6 million charge to increase environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.
(c)

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP (adjusted) Operating Income and Net Income				Table C
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014

GAAP operating income	$81.2	$77.1	$332.4	$305.8
- Other operating expense (a)	—	—	—	6.0
Adjusted operating Income	$81.2	$77.1	$332.4	$311.8
% of Net Sales	17.5%	16.3%	17.9%	16.8%
- Stock-based compensation expense	2.7	3.2	17.9	17.2
- Depreciation and amortization	19.9	18.6	76.4	71.2
Adjusted EBITDA	$103.8	$98.9	$426.7	$400.2

	Unaudited
	Quarter Ended December 31,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP and adjusted net income	$53.9	$ 0.56	$52.9	$ 0.54
	Unaudited
	Year Ended December 31,
	2015		2014
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$237.2	$ 2.44	$209.4	$ 2.12
- Other operating expense (net of tax) (a)	—	—	3.9	0.04
- Non-operating expense (net of tax) (b)	—	—	0.3	—
- Discrete tax benefits (c)	(11.6)	(0.12)	—	—
Adjusted net income	$225.6	$ 2.32	$213.6	$ 2.16
(a)

Other operating expense for the year ended December 31, 2014 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)	Non-operating expense is the accelerated amortization of deferred financing costs refinancing our credit facility in September 2014.
(c)	The twelve-month 2015 period includes benefits of $11.6 million primarily related to the release of reserves for uncertain tax positions.

Management believes that sales measured in constant dollars, EBITDA, adjusted net income, adjusted diluted net income per share and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D
	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2015	2014	2015	2014

Basic net income per common share:
Net income	$53.9	$52.9	$237.2	$209.4
Weighted average common shares outstanding	94.4	95.6	95.8	96.8

Basic net income per common share	$0.57	$0.55	$2.48	$2.16

Diluted net income per common share:
Net income	$53.9	$52.9	$237.2	$209.4
Weighted average common shares outstanding – Basic	94.4	95.6	95.8	96.8

Plus incremental shares from assumed conversions:
Restricted stock units	0.5	0.7	0.5	0.7
Stock Options	0.9	1.2	0.9	1.2
Weighted average common shares outstanding–Dilutive	95.8	97.5	97.2	98.7

Diluted net income per common share	$0.56	$0.54	$2.44	$2.12

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table E
	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2015	2015	2014

Short-term borrowings	$—	$—	$1.3
Unsecured Bonds, net	296.5	296.4	—
Long-term credit facility	280.0	300.0	415.0
Total Debt	576.5	596.4	416.3
Less: Cash and cash equivalents	(51.8)	(43.2)	(70.9)
Total debt, net of cash	$524.7	$553.2	$345.4